Exhibit 5.1

March 2, 2017

Encana Corporation

Suite 4400, 500 Centre Street SE

Calgary, Alberta, Canada T2P 2S5

Registration Statement on Form S-3

Ladies and Gentlemen:

In connection with the Registration Statement on Form S-3 (the “Registration Statement”) of Encana Corporation (the “Registrant”) filed on March 2, 2017 with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”), and the rules and regulations thereunder (the “Rules”), you have asked us to furnish our opinion as to the legality of certain securities being registered under the Registration Statement. The Registration Statement relates to the registration under the Act of the Registrant’s:

1.	Debt Securities (the “Debt Securities”);

2.	Common Shares;

3.	Class A Preferred Shares;

4.	Subscription Receipts;

5.	Warrants;

6.	Units;

7.	Share Purchase Contracts; and

8.	Share Purchase Units (collectively, the “Securities”).

The Securities are being registered for offer and sale from time to time as provided by Rule 415 under the Act.

The Debt Securities are to be issued under the Trust Indenture (the “Indenture”), dated as of November 14, 2011, as supplemented from time to time, between the Registrant and The Bank of New York Mellon, as trustee (the “Trustee”).

In connection with the furnishing of this opinion, we have examined original, or copies certified or otherwise identified to our satisfaction, of the following documents:

1.	the Registration Statement; and

2.	the Indenture incorporated by reference as Exhibit 4.1 to the Registration Statement.

In addition, we have examined such other certificates, agreements and documents that we deemed relevant and necessary as a basis for the opinions expressed below. We have also relied upon the factual matters contained in the representations and warranties of the Registrant made in the documents reviewed by us and upon certificates of public officials and the officers of the Registrant.

In our examination of the documents referred to above, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the documents reviewed by us, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as certified, photostatic, reproduced or conformed copies of valid existing agreements or other documents, the authenticity of all such latter documents and that the statements regarding matters of fact in the certificates, records, agreements, instruments and documents that we have examined are accurate and complete.

We have also assumed, without independent investigation, that (i) the Registrant is validly existing and in good standing under the laws of its jurisdiction of incorporation, (ii) the Registrant has corporate power and authority to execute and deliver, and perform its obligations under, the Indenture and the Debt Securities, (iii) the execution, delivery and performance of the Indenture and the Debt Securities by the Registrant has been duly authorized by all necessary corporate action and does not violate any organizational documents of the Registrant or the laws of its jurisdiction of incorporation, (iv) the due execution and delivery of the Indenture under the laws of the Registrant’s jurisdiction of incorporation, (v) the execution, delivery and performance of the Indenture and the Debt Securities and the issuance of the Debt Securities does not conflict with or constitute a breach of the terms of any agreement or instrument to which the Registrant is subject or violate applicable law or contravene any requirement or restriction imposed by any court or governmental body having jurisdiction over the Registrant and (vi) the Indenture constitutes the legal, valid and binding obligation of the Trustee.

With respect to the Debt Securities of a particular series or issuance, we have assumed that (i) the issuance, sale, number and amount, as the case may be, and terms of the Debt Securities to be offered from time to time will be duly authorized and established, in accordance with the organizational documents of the Registrant, the laws of the State of New York and its jurisdiction of incorporation, and the Indenture, (ii) the Debt Securities will be duly authorized, executed, issued and delivered by the Registrant and duly authenticated or delivered by the Trustee against payment by the purchaser at the agreed-upon consideration and (iii) the Debt Securities will be issued and delivered as contemplated by the Registration Statement and the applicable prospectus supplement.

Based upon the above, and subject to the stated assumptions, exceptions and qualifications, we are of the opinion that when the specific terms of a particular issuance of Debt Securities have been duly authorized by the Registrant and such Debt Securities have been duly executed, authenticated, issued and delivered, the Debt Securities will constitute the legal, valid and binding obligations of the Registrant, enforceable against the Registrant in accordance with their terms.

The opinion expressed above as to enforceability may be subject to (i) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law). We express no opinion with respect to the enforceability of any indemnity against any loss in converting into a specified currency the proceeds or amount of a court judgment in another currency.

The opinion expressed above is limited to the laws of the State of New York. Our opinion is rendered only with respect to the laws, and the rules, regulations and orders under those laws, that are currently in effect.

We hereby consent to use of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” contained in the prospectus included in the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required by the Act or the Rules.

Very truly yours,

/s/ Paul, Weiss, Rifkind, Wharton & Garrison LLP

PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP